UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2013

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2401 South Plum Grove Road, Palatine, Illinois	60067
(Address of principal executive offices)	(Zip Code)

(847) 303-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 7, 2013, Addus HealthCare, Inc. (“Addus HealthCare”), a wholly-owned subsidiary of Addus HomeCare Corporation (the “Corporation”), and certain subsidiaries of Addus HealthCare (together with Addus HealthCare, the “Sellers”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with LHC Group, Inc. (“LHCG”) and certain subsidiaries of LHCG (collectively, the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers have agreed to acquire substantially all of the assets of the Sellers used in Addus HealthCare’s home health business (the “Home Health Business”) in Arkansas, Nevada and South Carolina and 90% of the Home Health Business in California and Illinois, with Addus HealthCare retaining a 10% ownership interest in those locations, for a cash purchase price of $20 million in cash (the “Transaction”). In addition, the Purchasers will assume certain liabilities related to the Home Health Business.

The obligations of the parties to consummate the Transaction are subject to, among other things, the accuracy of the representations and warranties in the Purchase Agreement, compliance with the covenants in the Purchase Agreement, and in the case of the Purchasers, the absence of a material adverse effect on the Home Health Business, in addition to other customary closing conditions. The Transaction is not subject to any financing condition. Subject to fulfillment of the closing conditions, the Transaction is expected to close in the first quarter of 2013, but there can be no assurance that the Transaction will be completed. If the Transaction does not close by February 28, 2013 and the Sellers terminate the Purchase Agreement other than as a result of a breach by the Purchasers, Purchasers may thereafter be entitled to a termination fee of $1 million under certain specified circumstances.

The parties to the transaction have made customary representations, warranties and covenants, including with respect to the conduct of the Home Health Business during the period between the execution of the Purchase Agreement and the closing. The representations, warranties and covenants set forth in the Purchase Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Purchase Agreement. Such representations, warranties and covenants may be subject to limitations agreed upon by the contracting parties, may have been made for purposes of allocating contractual risk, rather than as statements of categorical fact, and may be subject to standards of materiality applicable to the contracting parties or their respective businesses, which may differ from what may be material to investors. The representations and warranties were made as of the date of the Purchase Agreement or such other date as may be specified in the Purchase Agreement and are subject to more recent developments.

The Purchase Agreement contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties and covenants, and certain other specified matters, and generally provides that the Sellers will indemnify the Purchasers for the operation of the Home Health Business prior to the closing, other than certain specified liabilities assumed by the Purchasers.

The foregoing summary of the Purchase Agreement is qualified in its entirety by reference to the actual Purchase Agreement, which will be filed as an exhibit to the Corporation’s next Annual Report on Form 10-K.

The Corporation issued a press release announcing the Transaction, which is furnished as Exhibit 99.1 to this report.

Item 7.01.	Regulation FD Disclosure.

On February 7, 2013, the Corporation announced that Addus HealthCare and the other Sellers entered into the Purchase Agreement. A copy of the related press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated here by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including the exhibit, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release, dated February 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: February 7, 2013	By:	/s/ Dennis Meulemans
	Name:	Dennis Meulemans
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated February 7, 2013